 FOR IMMEDIATE RELEASE
7/19/00

Tellabs reports record sales and earnings for second quarter
Second quarter EPS up 34.5 percent on 48 percent revenue jump

Lisle, Ill. -- Tellabs, Inc., announced Wednesday record sales and earnings for the second quarter of 2000.

Sales for the second quarter, ended June 30, were $800.7 million, up 47.9 percent over sales of $541.3 million a year earlier. This marks the 36th consecutive quarter in which Tellabs' sales surpassed prior-year levels. Net income for the second quarter was $162.7 million, up 33.2 percent from net income of $122.1 million a year earlier. Diluted earnings per share of common stock for the second quarter of 2000 were 39 cents compared with 29 cents for the second quarter of 1999.

"Our robust second quarter results were driven by both core and emerging products," said Tellabs Chairman and CEO Michael J. Birck. "These products combine scalability, reliability and interoperability with an ease of delivering new services – making them key provisioning tools as our customers build the new public network. This solid performance provides a strong foundation as we seek to leverage our history of delivering best-in-class solutions into new, incremental focus areas like next-generation switching."

As a direct response to its customers' needs, Tellabs is focusing its efforts in optical networking, broadband access and next-generation switching, all of which will be supported by Tellabs' professional services. Second-quarter highlights for each area follow:

Optical Networking Products

For the second quarter of 2000, sales of optical networking products (TITAN® 5500, TITAN 532L and TITAN 532E systems) amounted to $527.7million. Revenue from the TITAN family continued year-to-year and sequential acceleration, growing 65 percent over the second quarter of 1999 and 34 percent over the first quarter of 2000. During the quarter, Tellabs reached a significant milestone, as the 10,000th TITAN family system was shipped. In June, Tellabs announced that Sprint would begin lab evaluations of the TITAN 6500 system, the newest addition to the Tellabs optical networking portfolio.

Broadband Access Products

This group (the managed digital networks product family and CABLESPAN® system) accounted for $158.0 million of sales in the quarter. On a comparable basis, sales of broadband access products in the second quarter of 2000 were 47 percent above 1999 levels, as increasing demand for the CABLESPAN system and the addition of FOCUS™ product revenue offset weakness in MartisDXX® revenue. CABLESPAN continued to emerge as a significant new revenue source during the second quarter as sales increased nearly four times over the second quarter of 1999. Tellabs also announced the addition of dual-mode VoIP (Voice over IP) to its CABLESPAN 2300 universal telephony distribution system during the second quarter.This new feature helps cable operators and other service providers cost effectively deliver IP-based voice and data services over an HFC access infrastructure.

Next-Generation Switching

Next-generation switching products (the SALIX® family, Everest™ 9500, VERITY™ voice quality enhancement solutions and other transmission equipment) accounted for $46.1 million of sales in the second quarter of 2000 compared with $75.5 million in the same period of 1999. The vast majority of the second quarter revenue came from echo cancellers. Future revenue growth is expected to come from the new SALIX 7000 family of class-independent switching products and services, the industry's most comprehensive portfolio of next-generation switching solutions for IP, ATM and public switched telephone networks (PSTN). Tellabs signed a contract in the second quarter to deploy this solution with a new major-carrier customer and shipped the first systems under that contract.

Service and Solutions

The Services and Solutions area provides Tellabs' cutomers with network deployment services, network modernization, support and professional services. Revenues during the second quarter of 2000 were $59.0 million, an 88 percent increase over the second quarter of 1999.

Tellabs designs, manufactures, markets and services optical networking, next-generation switching and broadband access solutions. The company also provides professional services that support its solutions. Tellabs' products and services are used worldwide by the providers of communications services. Its stock is listed on the NASDAQ stock market (TLAB).

This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, competitive response, and a downturn in the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company's SEC filings.

CONTACTS:
John Springer
(630) 378-8289
 John.Springer@tellabs.com

Thomas P. Scottino
(630) 378-7504
Tom.Scottino@tellabs.com

Tellabs, the Tellabs logo, TITAN, CABLESPAN, MartisDXX and SALIX are registered trademarks and Everest and VERITY are trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

TELLABS, INC. Results of Operations (Dollars in thousands, except per-share data) (Unaudited)
	Three Months Ended		Six Months Ended
	06/30/00	07/02/99	06/30/00	07/02/99
Net Sales	$800,739	$541,288	$1,440,229	$1,011,088
Cost of Goods Sold	370,508	211,459	678,424	405,887
Gross Profit	430,231	329,829	761,805	605,201

Operating Exp.
Mktg. & G.A.	100,326	83,828	187,292	152,239
Research & Dev.	103,284	73,786	196,304	138,388
Merger Costs	---	---	5,760	---
Goodwill Amort.	2,774	1,427	5,789	2,900
Total Oper. Exp.	206,384	159,041	395,145	293,527

Oper. Profit	223,847	170,788	366,660	311,674
Interest/Other-Net	14,575	7,511	52,346	15,767
Profit Before Tax	238,422	178,299	419,006	327,441

Income Taxes	75,681	56,160	136,177	104,301
Net Profit	$162,741	$122,139	$282,829	$223,140

Earnings Per Share
Basic	$0.40	$0.30	$0.69	$0.55
Diluted	$0.39	$0.29	$0.68	$0.54

Average Number of Shares of Common Stock Outstanding
Basic	409,779	404,490	409,287	403,374
Diluted	418,770	416,993	418,839	415,755

TELLABS, INC. Condensed Consolidated Balance Sheet (Dollars in thousands) (Unaudited, except 1999 year-end data)
	2000 Second Quarter	2000 First Quarter	1999 Year End
Assets
Current Assets
Cash and investments	$1,142,194	$1,126,718	$968,002
Accounts receivable, less allowance	636,528	552,168	626,741
Inventories	263,120	212,293	185,796
Other current assets	9,729	7,316	6,389
Total Current Assets	2,051,571	1,898,495	1,786,928

Property, Plant and Equipment	623,389	588,305	576,992
Accumulated depreciation	(266,380)	(250,806)	(240,806)
	357,009	337,499	336,186
Goodwill	80,380	83,673	87,275
Other Assets	174,306	162,491	144,236
Total Assets	$2,663,266	$2,482,158	$2,354,625

Liabilities
Current Liabilities
Accounts payable	$160,116	$142,018	$111,597
Accrued liabilities	112,848	99,065	116,733
Income taxes	50,230	63,505	47,205
Total Current Liabilities	323,194	304,588	275,535

Long-Term Debt	2,850	2,850	9,350
Other Long-Term Liabilities	21,678	21,175	20,512
Deferred Income Taxes	7,240	3,471	1,723
Total Liabilities	354,962	332,084	307,120

Stockholders' Equity
Common Stock, $0.01 Par Value	4,101	4,095	4,080
Additional Paid-In Capital	409,492	395,727	376,648
Cumulative Translation Adjustment	(119,232)	(109,858)	(82,915)
Unrealized Holding Gains on Securities	23,294	32,202	41,872
Retained Earnings	1,990,649	1,827,908	1,707,820

Total Stockholders' Equity	2,308,304	2,150,074	2,047,505
Total Liab. & Stockholders' Equity	$2,663,266	$2,482,158	$2,354,625